As filed with the Securities and Exchange Commission on August 14, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Health Net, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4288333
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

21650 Oxnard Street

Woodland Hills, California 91367

(Address of Principal Executive Offices including Zip Code)

HEALTH NET, INC.

AMENDED AND RESTATED 2006 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

Kathleen A. Waters

Senior Vice President, General Counsel and Secretary

Health Net, Inc.

21650 Oxnard Street

Woodland Hills, California 91367

(818) 676-6000

Copies to:

James P. Beaubien

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles CA 90071

(213) 485-1234

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated file” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Required	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	4,300,000	$68.27	$293,561,000	$34,112
Rights to Purchase Series A Junior Participating Preferred Stock	— (3)	— (3)	— (3)	— (3)

(1)	The Health Net, Inc. Amended and Restated 2006 Long-Term Incentive Plan authorizes the issuance of shares of common stock, par value $0.001 per share (the “Common Stock”), of Health Net, Inc. (the “Company”), of which 4,300,000 shares are being registered hereunder, and 15,835,511 shares have been registered previously. In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement will also cover any additional shares of Common Stock that become issuable under the Health Net, Inc. Amended and Restated 2006 Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price for the shares of Common Stock are calculated on the basis of the average of the high and low sale price per share of Common Stock ($68.27), as reported on the New York Stock Exchange on August 7, 2015.
(3)	Rights to purchase Series A Junior Participating Preferred Stock of the Company are attached to and trade with the shares of Common Stock being registered hereby (the “Rights”). Value attributable to such Rights, if any, is reflected in the market price of the Common Stock, and, accordingly, the registration fee for such securities is included in the registration fee for the Common Stock.

INTRODUCTION

Health Net, Inc. (referred to herein as the “Company,” “our,” “we” or “us”) is filing this registration statement (this “Registration Statement”) on Form S-8 relating to 4,300,000 shares of our common stock, par value $0.001 per share (“Common Stock”), issuable under the Health Net, Inc. Amended and Restated 2006 Long-Term Incentive Plan (the “Plan”). Each share of Common Stock includes an associated preferred stock purchase right under our shareholder rights plan.

EXPLANATORY NOTE

We are filing this Registration Statement to register an additional 4,300,000 shares of Common Stock for issuance under the Plan. These additional shares were made available pursuant to an amendment and restatement of our 2006 Long-Term Incentive Plan, as amended, which, among other things, increased the maximum number of shares of Common Stock that may be delivered with respect to awards granted thereunder by an additional 4,300,000 shares of Common Stock. Our stockholders approved the Plan at our 2015 Annual Meeting of Stockholders, which we previously reported on our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2015. Pursuant to General Instruction E of Form S-8, the Company incorporates by reference into this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein, the contents of its Registration Statement on Form S-8 relating to the Plan filed with the Commission on December 15, 2014 (Registration No. 333-200940).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel

Kathleen A. Waters, Senior Vice President, General Counsel and Secretary of the Company, has issued an opinion regarding the validity of the shares of Common Stock and associated Rights offered hereby. Ms. Waters is party to an employment agreement and certain other agreements with the Company relating to her employment with the Company. As of August 14, 2015, Ms. Waters held no shares of Common Stock, unvested restricted stock units to acquire 5,000 shares of Common Stock, and unvested performance share units to acquire 15,000 shares of Common Stock.

Item 6. Indemnification of Directors and Officers

As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), the Company’s certificate of incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for liability under Section 174 of the DGCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. The effect of these provisions in the Company’s certificate of incorporation is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. These provisions do not alter the liability of directors under federal securities laws.

Both the Company’s certificate of incorporation and the Company’s bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by applicable law. The

Company is also required under both its certificate of incorporation and its bylaws to advance, to the maximum extent permitted by law, expenses (including attorneys’ fees) incurred in defending any such action, suit or proceeding so long as the director or officer undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to be indemnified.

Under Section 145 of the DGCL, (i) the Company may indemnify a director or officer in connection with an action, suit or proceeding (other than in connection with actions by or in the right of the Company) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, in the case of any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In addition, under Section 145 of the DGCL, the Company may indemnify a director or officer in connection with an action or suit by or in the right of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that the Company may not so indemnify the director or officer if the director or officer is adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, the director or officer is entitled to indemnification of such expenses which such court deems proper. Under Section 145 of the DGCL, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in Section 145 of the DGCL. In accordance with Section 145 of the DGCL, such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

The Company has entered into separate agreements to indemnify each of its directors and executive officers. Each such indemnification agreement provides that, in the event the indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, specified types of legal actions, including suits and investigations, by reason of (or arising in part out of) events or occurrences related to the indemnitee’s service with the Company, the Company will be required to indemnify the indemnitee to the fullest extent permitted by law against any and all indemnifiable amounts (to include, among other things, expenses (including attorneys’ fees), damages, judgments, fines, penalties and amounts paid in settlement) arising out of or resulting from such legal actions. In addition, each such agreement provides that the Company may advance expenses to the indemnitee in connection with such legal actions and that the indemnitee will repay any such advanced expenses if it is ultimately determined that the indemnitee is not entitled to be indemnified or reimbursed for such expenses. Each such agreement sets forth procedures for determining whether or not the indemnitee is entitled to indemnification in any given instance and provides that, in the event of specified events constituting a change in control or a potential change in control of the Company, the Company could be required to create a trust for the benefit of the indemnitee funded in an amount sufficient to satisfy reasonably anticipated expenses and other indemnifiable amounts for legal actions relating to the types of events and occurrences covered by the indemnification and expense-advancement provisions of the agreement.

The Company maintains an officers’ and directors’ liability insurance policy insuring the Company’s officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Company, under certain circumstances, in the event that indemnification payments are made by the Company to such officers and directors.

Centene Merger

On July 2, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Centene Corporation, a Delaware corporation (“Centene”), together with Chopin Merger Sub I, Inc. and Chopin Merger Sub II, Inc., each a Delaware corporation and a direct, wholly-owned subsidiary of Centene.

The Merger Agreement provides that, for six years following the merger, Centene and the surviving corporation of the merger (the “Surviving Corporation”) shall provide current and former non-executive directors and officers of the Company with exculpation, indemnification and advancement of expenses no less favorable than currently provided by the Company’s certificate of incorporation, the Company’s bylaws or any agreement to which the Company is a party. In addition, prior to the merger, the Company will obtain and fully pay for, and, following the merger, Centene and the Surviving Corporation shall maintain in effect for not less than six years from the closing of the merger, directors’ and officers’ liability insurance and fiduciary liability insurance policies with benefits not materially more favorable than the existing policies maintained by the Company for current and former officers and non-executive directors with respect to matters occurring at or prior to the closing of the merger; provided, however, that the Surviving Corporation shall not be required to pay any premium in excess of 250% of the annual premiums paid by the Company for the existing policies in effect as of July 2, 2015 and may reduce the coverage provided to the maximum obtainable without paying in excess of such amount.

Item 8. Exhibits

The Exhibit Index filed herewith and appearing immediately after the signature page to this Registration Statement is incorporated by reference in this Item 8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on this 14th day of August, 2015.

HEALTH NET, INC.

By:	/s/ Jay M. Gellert
Jay M. Gellert
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Jay M. Gellert, James E. Woys and Kathleen A. Waters as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection with the Registration Statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of August 14, 2015.

Signature	Title

/s/ Jay M. Gellert Jay M. Gellert	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ James E. Woys James E. Woys	Executive Vice President, Chief Financial and Operating Officer and Interim Treasurer (Principal Financial Officer)

/s/ Marie Montgomery Marie Montgomery	Senior Vice President and Corporate Controller (Principal Accounting Officer)

/s/ Mary Anne Citrino Mary Anne Citrino	Director

/s/ Theodore F. Craver, Jr. Theodore F. Craver, Jr.	Director

/s/ Vicki B. Escarra Vicki B. Escarra	Director

/s/ Gale S. Fitzgerald Gale S. Fitzgerald	Director

/s/ Roger F. Greaves Roger F. Greaves	Director

/s/ Douglas M. Mancino Douglas M. Mancino	Director

/s/ George Miller George Miller	Director

/s/ Bruce G. Willison Bruce G. Willison	Director

/s/ Frederick C. Yeager Frederick C. Yeager	Director

INDEX TO EXHIBITS

EXHIBIT

4.1	Amendment to Rights Agreement, dated as of July 2, 2015, between Health Net, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 8, 2015 (File No. 1-12718)).

5.1+	Opinion of Kathleen A. Waters, Senior Vice President, General Counsel and Secretary of Health Net, Inc.

23.1+	Consent of Deloitte & Touche LLP.

23.2+	Consent of Kathleen A. Waters, Senior Vice President, General Counsel and Secretary of Health Net, Inc. (included in Exhibit 5.1).

24.1+	Powers of Attorney (included on the signature pages to this Registration Statement).

99.1+	Health Net, Inc. Amended and Restated 2006 Long-Term Incentive Plan.

+	Filed herewith